                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-67789

                   PROSPECTUS SUPPLEMENT DATED APRIL 22, 1999
                                       to
                        Prospectus Dated December 2, 1998

                                  1,977 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK

               This Prospectus Supplement supplements the Prospectus dated December 2, 1998 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 1,977 shares of Common Stock, par value of $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of Clarity Wireless Incorporated ("Clarity"), by and through a merger of Clarity with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

               A distribution was made by one of the 82 additional Selling Shareholders of the Company to the person listed below. The Prospectus is hereby amended to include this additional shareholder, identified in the table below, who was not specifically identified in the list of 82 additional Selling Shareholders


                                                                                    Number of
                                                                                      Shares
                                                 Number of Shares   Percent of     Registered for
                                                 Beneficially      Outstanding         Sale
Name of Selling Shareholder                      Owned                Shares         Hereby(1)
---------------------------                      -----                ------         ---------
Bret E. Comolli                                  1,977                   *            1,977


* less than one percent


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(1) This Registration Statement shall also cover any additional shares of
Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.